Return Enhanced Notes ("REN")
Linked to the Common Stock of Cabot Oil and Gas Corporation due August 27, 2014
Principal at Risk Securities

Free Writing Prospectus
Filed pursuant to Rule 433
Registration Statement No. 333-178081
May 22, 2014

KEY TERMS
Issuer                              Morgan Stanley
Underlying Shares                   Shares of Cabot Oil and Gas Corporation common stock
Upside Leverage Factor              The Upside Leverage Factor will be determined at the end of the Initial Observation Period and will equal:
                                    []  if the Observation Share Price is greater than 95% of the Initial Share Price, 2.0; or
                                    []  if the Observation Share Price is equal to or less than 95% of the Initial Share Price, 3.0.
Payment at Maturity                 If the Ending Share Price is greater than the Initial Share Price, and the Observation Share Price is greater than
                                    95% of the Initial Share Price, you will receive a cash payment that provides you with a return per $1,000 principal amount security equal to the Underlying Share Return multiplied by 2.0, subject to a Maximum Total
                                    Return on the securities of 8.68%. For example, if the Underlying Share Return is greater than or equal to
                                    4.34%, you will receive the Maximum Total Return in this scenario of 8.68%, which entitles you to the applicable maximum payment at maturity of $1,086.80 for every $1,000 principal amount security that you hold.
                                    Accordingly, if the Underlying Share Return is positive, your payment per $1,000 principal amount security will be calculated as follows, subject to the Maximum Total Return in this scenario of 8.68%:
                                                           $1,000 +[$1,000 x (Underlying Share Return x 2.0)]
                                    If the Ending Share Price is greater than the Initial Share Price, and the Observation Share Price is equal to or less than 95% of the Initial Share Price, you will receive a cash payment that provides you with a return per
                                    $1,000 principal amount security equal to the Underlying Share Return multiplied by 3.0, subject to a Maximum
                                    Total Return on the securities of 13.02%. For example, if the Underlying Share Return is greater than or equal to
                                    4.34%, you will receive the Maximum Total Return in this scenario of 13.02%, which entitles you to the applicable maximum payment at maturity of $1,130.20 for every $1,000 principal amount security that you hold.
                                    Accordingly, if the Underlying Share Return is positive, your payment per $1,000 principal amount security will be calculated as follows, subject to the Maximum Total Return in this scenario of 13.02%:
                                                           $1,000 +[$1,000 x (Underlying Share Return x 3.0)]
                                    If the Ending Share Price is equal to the Initial Share Price, you will receive at maturity a cash payment of $1,000 per $1,000 principal amount security.
                                    Your investment will be fully exposed to any decline in the Underlying Shares. If the Ending Share Price declines from the Initial Share Price, you will lose 1% of the principal amount of your securities for every 1% that the Underlying Shares decline below the Initial Share Price, and your payment per $1,000 principal amount security will be calculated as follows:
                                                             $1,000 + ($1,000 x Underlying Share Return)
                                    You will lose some or all of your investment at maturity if the Ending Share Price declines from the Initial Share
                                    Price.
Observation Share Price             The lowest Underlying Share Closing Price during the Initial Observation Period.
Initial Observation Period          Each Trading Day on which there is no Market Disruption Event with respect to the Underlying Shares from and excluding the Pricing Date to and including June 13, 2014.
Maximum Total Return                The Maximum Total Return will be determined at the end of the Initial Observation Period and will equal:
                                    []  if the Observation Share Price is greater than 95% of the Initial Share Price, 8.68%; and
                                    []  if the Observation Share Price is equal to or less than 95% of the Initial Share Price, 13.02%.
Underlying Share Return             The performance of the Underlying Shares from the Initial Share Price to the Ending Share Price, calculated as follows:
                                                               Ending Share Price -- Initial Share Price
                                                                        Initial Share Price
                                    The Underlying Share Return may be positive, zero or negative.
Underlying Share Closing Price      On any day, the Share Closing Price for the Underlying Shares times the Adjustment Factor on such day
Initial Share Price                 The Underlying Share Closing Price on the Pricing Date.
Ending Share Price                  The arithmetic average of the Underlying Share Closing Price on each of the five Averaging Dates.
Adjustment Factor                   1.0, subject to adjustment in the event of certain corporate events affecting the Underlying Shares. See
                                    "Additional Terms Specific to the Securities--Antidilution Adjustments" below.
Averaging Dates                     August 18, 2014, August 19, 2014, August 20, 2014, August 21, 2014 and August 22, 2014
Maturity Date                       August 27, 2014
Listing                             The securities will not be listed on any securities exchange
CUSIP / ISIN                        61761JQZ5 / US61761JQZ56
Estimated value on the Pricing Date Approximately $991.80 per security, or within $10.00 of that estimate. See "Additional Terms Specific To The
                                    Securities" in the accompanying preliminary terms.

The securities are designed for investors who seek a return of either 2.0 or
3.0 times the appreciation of the common stock of Cabot Oil and Gas Corporation
(the "Underlying Shares") over the term of the securities, up to the applicable
Maximum Total Return on the securities. The actual Upside Leverage Factor and the Maximum Total Return will be determined based on whether the Underlying
Share Closing Price has declined by 5% or more as of any Trading Day during the approximately three-week Initial Observation Period, as follows: if the
Underlying Share Closing Price has never declined by 5% or more from the
Initial Share Price during the Initial Observation Period, the Upside Leverage
Factor will be 2.0 and the Maximum Total Return will be 8.68%; if the
Underlying Share Closing Price has declined by 5% or more as of any Trading Day during the Initial Observation Period, the Upside Leverage Factor will be 3.0 and the Maximum Total Return will be 13.02% . Investors will be fully exposed to any decline in the price of the Underlying Shares over the term of the
Securities. Investors should be willing to forgo interest and dividend payments, and, if the Underlying Shares decline, be willing to lose some or all of their principal.
Unsecured obligations of Morgan Stanley maturing August 27, 2014.
Minimum purchase of $10,000. Minimum denominations of $1,000 and integral multiples thereof.
The securities are expected to price on or about May 23, 2014 (the "Pricing
Date") and are expected to settle on or about May 29, 2014 (the "Original Issue
Date").
All payments are subject to the credit risk of Morgan Stanley. If Morgan
Stanley defaults on its obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.
Fees and Commissions:
J.P. Morgan Securities LLC, acting as dealer, will receive from Morgan Stanley and Co. LLC, the agent, a fixed sales commission of 0.25% for each security it sells. In addition, JPMorgan Chase Bank, N.A. will purchase securities from
Morgan Stanley and Co. LLC for sales to certain fiduciary accounts at a purchase price to such accounts of 99.75% of the stated principal amount per security and will forgo any sales commission with respect to such sales.

HYPOTHETICAL PAYMENTS AT MATURITY

                         Hypothetical Payment at Maturity
------------ -------------------------------------------------------- -----------------------
             Observation Share Price is greater than Observation Share Price is equal to or
             --------------------------------------- ----------------------------------------
                 95% of the Initial Share Price      less than 95% of the Initial Share Price
             --------------------------------------- ----------------------------------------
               Payment on                              Payment on     Total Return on
------------ ---------------- ---------------------- ---------------- -----------------------
Underlying    Securities (per Total Return on         Securities (per   Securities
------------ ---------------- ---------------------- ----------------
Share Return     $1,000)        Securities               $1,000)
------------ ---------------- ---------------------- ---------------- -----------------------
  80.00%        $1,086.80        8.68%                  $1,130.20        13.02%
------------ ---------------- ---------------------- ---------------- -----------------------
  60.00%        $1,086.80        8.68%                  $1,130.20        13.02%
------------ ---------------- ---------------------- ---------------- -----------------------
  40.00%        $1,086.80        8.68%                  $1,130.20        13.02%
------------ ---------------- ---------------------- ---------------- -----------------------
  10.00%        $1,086.80        8.68%                  $1,130.20        13.02%
------------ ---------------- ---------------------- ---------------- -----------------------
  4.34%         $1,086.80        8.68%                  $1,130.20        13.02%
  2.50%         $1,050.00        5.00%                  $1,075.00         7.50%
  1.00%         $1,020.00        2.00%                  $1,030.00         3.00%
------------ ---------------- ---------------------- ---------------- -----------------------
  0.00%         $1,000.00        0.00%                  $1,000.00         0.00%
 -10.00%         $900.00        -10.00%                  $900.00         -10.00%
 -20.00%         $800.00        -20.00%                  $800.00         -20.00%
 -30.00%         $700.00        -30.00%                  $700.00         -30.00%
 -40.00%         $600.00        -40.00%                  $600.00         -40.00%
 -50.00%         $500.00        -50.00%                  $500.00         -50.00%
 -100.00%         $0.00         -100.00%                  $0.00         -100.00%
------------ ---------------- ---------------------- ---------------- -----------------------

KEY RISKS / CONSIDERATIONS
[] The securities do not guarantee any return of principal and do not pay any interest. You may lose some or all of your investment.
[] Any payments on the securities are subject to issuer credit risk.
[] The investor does not own the Underlying Shares and does not receive dividends or other distributions or have any other rights that holders of the
Underlying Shares would have.
[] Your maximum gain on the securities is limited to the applicable Maximum
Total Return on the securities, regardless of any further appreciation of the
Underlying Shares, which may be significant.
[] If the Underlying Shares decline below the Initial Share Price, you will lose 1% for every 1% decline.
[] There may be no secondary market. Securities should be considered a hold until maturity product.
[] Additional risk factors can be found in the accompanying preliminary terms and the following pages of this document.

The hypothetical returns set forth above are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the securities.

You should read this document together with the accompanying preliminary terms describing the offering, including the overview of the Underlying Shares and their historical performance, before you decide to invest.

Return Enhanced Notes ("REN")
Linked to the Common Stock of Cabot Oil and Gas Corporation due August 27, 2014
Principal at Risk Securities

Risk Factors

YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS -- The securities do not guarantee any return of principal. The return on the securities at maturity is linked to the performance of the Underlying Shares and will depend on whether, and the extent to which, the Underlying Share Return is positive or negative.
The securities are linked to a single stock. Your investment will be fully exposed to any decline in the Ending Share Price as compared to the Initial
Share Price. There is no minimum payment at maturity on the securities, and, accordingly, you could lose your entire initial investment in the securities.

YOUR MAXIMUM GAIN ON THE SECURITIES IS LIMITED TO THE APPLICABLE MAXIMUM TOTAL
RETURN -- If the Ending Share Price is greater than the Initial Share Price, for each $1,000 principal amount security, you will receive at maturity $1,000 plus an additional amount that will not exceed the Maximum Total Return of
8.68% (if the Observation Share Price is greater than 95% of the Initial Share
Price and therefore the Upside Leverage Factor is 2.0) or 13.02% (if the
Observation Share Price is equal to or less than 95% of the Initial Share Price and therefore the Upside Leverage Factor is 3.0), regardless of the appreciation in the Underlying Shares, which may be significant. Therefore, any increase in the Ending Share Price over the Initial Share Price by more than
4.34% of the Initial Share Price will not increase the return on the securities, regardless of whether the Observation Share Price is greater than, equal to or less than 95% of the Initial Share Price.

THE SECURITIES DO NOT PAY INTEREST -- Unlike ordinary debt securities, the securities do not pay interest and do not guarantee any return of principal at maturity.

NO SHAREHOLDER RIGHTS -- Investing in the securities is not equivalent to investing in the Underlying Shares. As an investor in the securities, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the Underlying Shares.

THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF MORGAN STANLEY, AND ANY ACTUAL
OR ANTICIPATED CHANGES TO ITS CREDIT RATINGS OR CREDIT SPREADS MAY ADVERSELY
AFFECT THE MARKET VALUE OF THE SECURITIES -- You are dependent on Morgan
Stanley's ability to pay all amounts due on the securities, and therefore you are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market's view of Morgan Stanley's creditworthiness. Any actual or anticipated decline in
Morgan Stanley's credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE SECURITIES -- The
value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

[] the price of the Underlying Shares on any day;
[] the expected volatility (frequency and magnitude of changes in price) of the
Underlying Shares;
[] whether the Underlying Share Closing Price has been equal to or less than
95% of the Initial Share Price during the Initial Observation Period;
[] the time to maturity of the securities;
[] the dividend rate of the Underlying Shares;
[] interest and yield rates in the market generally;
[] geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Underlying Shares or stock markets generally and which may affect Cabot Oil and Gas Corporation and the price of the Underlying Shares;
[] the occurrence of certain events affecting
the Underlying Shares that may or may not require an adjustment to the adjustment factor; and
[] our creditworthiness, including actual or anticipated changes in our credit ratings or credit spreads.

THE RATE WE ARE WILLING TO PAY FOR SECURITIES OF THIS TYPE, MATURITY AND
ISSUANCE SIZE IS LIKELY TO BE LOWER THAN THE RATE IMPLIED BY OUR SECONDARY
MARKET CREDIT SPREADS AND ADVANTAGEOUS TO US. BOTH THE LOWER RATE AND THE
INCLUSION OF COSTS ASSOCIATED WITH ISSUING, SELLING, STRUCTURING AND HEDGING
THE SECURITIES IN THE ORIGINAL ISSUE PRICE REDUCE THE ECONOMIC TERMS OF THE
SECURITIES, CAUSE THE ESTIMATED VALUE OF THE SECURITIES TO BE LESS THAN THE
ORIGINAL ISSUE PRICE AND WILL ADVERSELY AFFECT SECONDARY MARKET PRICES --
Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS and Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging -related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to one and a half months following the issue date, to the extent that MS and Co.
may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the Underlying Shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

THE ESTIMATED VALUE OF THE SECURITIES IS DETERMINED BY REFERENCE TO OUR PRICING
AND VALUATION MODELS, WHICH MAY DIFFER FROM THOSE OF OTHER DEALERS AND IS NOT A
MAXIMUM OR MINIMUM SECONDARY MARKET PRICE -- These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect.
As a result, because there is no market -standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the
Pricing Date does not represent a minimum or maximum price at which dealers, including MS and Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also "Many economic and market factors will impact the value of the securities" above.

LACK OF LIQUIDITY -- The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. Morgan Stanley and Co. LLC ("MS and Co.") may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS and Co. is willing to transact. If, at any time, MS and Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

POTENTIAL CONFLICTS -- We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. Some of our subsidiaries also trade the Underlying Shares and other financial instruments related to the Underlying Shares on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the price of the Underlying Shares. We will not have any obligation to consider your interests as a holder of the securities in taking any corporate action that might affect the price of the Underlying Shares and the value of the securities. In addition, MS and Co. has determined the estimated value of the securities on the Pricing Date.

HEDGING AND TRADING ACTIVITY BY OUR SUBSIDIARIES COULD POTENTIALLY ADVERSELY
AFFECT THE VALUE OF THE SECURITIES -- One or more of our subsidiaries and/or third-party dealers expect to carry out hedging activities related to the securities (and to other instruments linked to the Underlying Shares), including trading in the Underlying Shares. Some of our subsidiaries also trade the Underlying Shares and other financial instruments related to the Underlying
Shares on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the
Pricing Date could potentially increase the Initial Share Price, and, therefore, could increase the price at or above which the Underlying Shares must close on the Averaging Dates so that investors do not suffer a loss on their initial investment in the securities. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the securities, including on the Averaging Dates, by purchasing and selling the
Underlying Shares, options contracts relating to the Underlying Shares or any other available securities or instruments that we may wish to use in connection with such hedging activities. Our hedging activities could affect the price of the Underlying Shares, and, therefore, the value of the securities and the payment you will receive at maturity, if any.

Return Enhanced Notes ("REN")
Linked to the Common Stock of Cabot Oil and Gas Corporation due August 27, 2014
Principal at Risk Securities

Risk Factors

THE ANTIDILUTION ADJUSTMENTS TO THE ADJUSTMENT FACTOR THE CALCULATION AGENT IS
REQUIRED TO MAKE DO NOT COVER EVERY CORPORATE EVENT THAT COULD AFFECT THE
UNDERLYING SHARES -- MS and Co., as calculation agent, will adjust the amount payable at maturity for certain events affecting the Underlying Shares, such as stock splits and stock dividends, and certain other corporate actions involving
Cabot Oil and Gas Corporation, such as mergers. However, the calculation agent will not make an adjustment for every corporate event that could affect the
Underlying Shares. For example, the calculation agent is not required to make any adjustments if Cabot Oil and Gas Corporation offers common stock for cash or in connection with acquisitions. If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the securities may be materially and adversely affected.

MORGAN STANLEY MAY ENGAGE IN BUSINESS WITH OR INVOLVING CABOT OIL and GAS
CORPORATION WITHOUT REGARD TO YOUR INTERESTS -- We or our affiliates may presently or from time to time engage in business with Cabot Oil and Gas
Corporation without regard to your interests, including extending loans to, or making equity investments in, Cabot Oil and Gas Corporation or its affiliates or subsidiaries or providing advisory services to Cabot Oil and Gas Corporation, such as merger and acquisition advisory services. In the course of our business, we or our affiliates may acquire non-public information about Cabot
Oil and Gas Corporation. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to Cabot Oil and Gas Corporation. These research reports may or may not recommend that investors buy or hold the Underlying Shares.

THE SECURITIES MAY COME TO BE BASED ON THE SHARE CLOSING PRICES OF THE COMMON
STOCKS OF COMPANIES OTHER THAN CABOT OIL and GAS CORPORATION -- Following certain corporate events relating to the Underlying Shares, such as a stock-for-stock merger where Cabot Oil and Gas Corporation is not the surviving entity, the amount payable at maturity will be determined by reference to the value of exchange property which may include cash or shares of common stock of a corporation other than Cabot Oil and Gas Corporation. We describe the specific corporate events that can lead to these adjustments in "Additional Terms
Specific to the Securities --Antidilution Adjustments" below. The occurrence of such corporate events and the consequent adjustments may materially and adversely affect the market price of the securities.

THE OFFERING OF THE SECURITIES MAY BE TERMINATED BEFORE THE PRICING DATE -- If
we determine prior to pricing that it is not reasonable to treat your purchase and ownership of the securities as an "open transaction" for U.S. federal income tax purposes, the offering of the securities will be terminated.

UNITED STATES FEDERAL TAX CONSEQUENCES -- Please read the discussion of United
States federal tax consequences, and any related risk factors, in the preliminary terms describing the terms of the securities.

You can review a graph setting forth the historical performance of the
Underlying Shares in the preliminary terms describing the terms of the securities. You cannot predict the future performance of the Underlying Shares based on their historical performance. We cannot guarantee that the Ending
Share Price will be greater than the Initial Share Price so that you will receive a payment at maturity in excess of $1,000, or that you will not lose some or all of your investment.

Return Enhanced Notes ("REN")
Linked to the Common Stock of Cabot Oil and Gas Corporation due August 27, 2014
Principal at Risk Securities

Important Information

The issuer has filed a registration statement (including a prospectus) with the
SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting
EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

The information provided herein was prepared by sales, trading, or other non-research personnel of one of the following: Morgan Stanley and Co. LLC,
Morgan Stanley and Co. International PLC, Morgan Stanley MUFG Securities Co.,
Ltd, Morgan Stanley Capital Group Inc. and/or Morgan Stanley Asia Limited
(together with their affiliates, hereinafter "Morgan Stanley"), but is not a product of Morgan Stanley's Equity Research or Fixed Income Research
Departments. This communication is a marketing communication and is not a research report, though it may refer to a Morgan Stanley research report or the views of a Morgan Stanley research analyst. We are not commenting on the fundamentals of any companies mentioned. Unless indicated, all views expressed herein are the views of the author's and may differ from or conflict with those of the Morgan Stanley Equity Research or Fixed Income Research Departments or
others in the Firm.

Morgan Stanley is not acting as a municipal advisor and the opinions or views contained herein are not intended to be, and do not constitute, advice, including within the meaning of Section 975 of the Dodd-Frank Wall Street
Reform and Consumer Protection Act.

This material is not (and should not be construed to be) investment advice (as defined under ERISA or similar concepts under applicable law) from Morgan
Stanley with respect to an employee benefit plan or to any person acting as a
Fiduciary for an employee benefit plan, or as a primary basis for any particular plan investment decision. These materials have been based upon information generally available to the public from sources believed to be reliable. No representation is given with respect to their accuracy or completeness, and they may change without notice. Morgan Stanley on its own behalf and on behalf of its affiliates disclaims any and all liability relating to these materials, including, without limitation, any express or implied representations or warranties for statements or errors contained in, or omissions from, these materials. Morgan Stanley and others associated with it may make markets or specialize in, have or may in the future enter into principal or proprietary positions (long or short) in and effect transactions in securities of companies or trading strategies mentioned or described herein and may also perform or seek to perform investment banking, brokerage or other services for those companies and may enter into transactions with them. We may at any time modify or liquidate all or a portion of such positions and we are under no obligation to contact you to disclose any such intention to modify or liquidate or any such modification or liquidation. Morgan Stanley acts as
"prime broker" and lender for a number of hedge funds. As a result, Morgan
Stanley may indirectly benefit from increases in investments in hedge funds.
Unless stated otherwise, the material contained herein has not been based on a consideration of any individual client circumstances and as such should not be considered to be a personal recommendation. We remind investors that these investments are subject to market risk and will fluctuate in value. The investments discussed or recommended in this communication may be unsuitable for investors depending upon their specific investment objectives and financial position. Where an investment is denominated in a currency other than the investor's currency, changes in rates of exchange may have an adverse effect on the value, price of, or income derived from the investment. The performance data quoted represents past performance. Past performance is not indicative of future returns. No representation or warranty is made that any returns indicated will be achieved. Certain assumptions may have been made in this analysis which have resulted in any returns detailed herein. Transaction costs
(such as commissions) are not included in the calculation of returns. Changes to the assumptions may have a material impact on any returns detailed.
Potential investors should be aware that certain legal, accounting and tax restrictions, margin requirements, commissions and other transaction costs and changes to the assumptions set forth herein may significantly affect the economic consequences of the transactions discussed herein. The information and analyses contained herein are not intended as tax, legal or investment advice and may not be suitable for your specific circumstances. By submitting this communication to you, Morgan Stanley is not advising you to take any particular action based on the information, opinions or views contained herein, and acceptance of such document will be deemed by you acceptance of these conclusions. You should consult with your own municipal, financial, accounting and legal advisors regarding the information, opinions or views contained in this communication.

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